Exhibit 99.1

Media Relations:	Michele Davis	212-761-9621	Investor Relations:	Kathleen McCabe	212-761-4469

Morgan Stanley Reports Fourth Quarter and Full Year 2015:

●	Fourth Quarter Net Revenues of $7.7 Billion and Earnings per Diluted Share of $0.39

●	Excluding DVA,1 Net Revenues of $7.9 Billion and Earnings per Diluted Share of $0.432,3,4

●	Full Year Net Revenues of $35.2 Billion and Earnings per Diluted Share of $2.90; Excluding DVA, Net Revenues were $34.5 Billion and Earnings per Diluted Share of $2.702,3,4

●	Strong Full Year Performance in Equity Sales and Trading; Investment Banking Ranked #1 in Global IPOs and #2 in Global Announced M&A and Global Equity5

●	Record Full Year Wealth Management Profit Before Taxes of $3.3 Billion with Pre-Tax Margin of 22%6

NEW YORK, January 19, 2016 – Morgan Stanley (NYSE: MS) today reported net revenues of $7.7 billion for the fourth quarter ended December 31, 2015 compared with $7.8 billion a year ago.  For the current quarter, net income applicable to Morgan Stanley was $908 million, or $0.39 per diluted share,7 compared with net losses of $1.6 billion, or $0.91 per diluted share,7 for the same period a year ago.  The prior year quarter included several significant items which aggregated to a net loss of $1.37 per diluted share.8

Results for the current quarter included negative revenue related to changes in Morgan Stanley’s debt-related credit spreads and other credit factors (Debt Valuation Adjustment, DVA) of $124 million, compared with positive revenue of $223 million a year ago.

Excluding DVA, net revenues for the current quarter were $7.9 billion compared with $7.5 billion a year ago.1,4  Net income applicable to Morgan Stanley in the current quarter was $986 million, or $0.43 per diluted share, compared with net losses of $1.8 billion, or $0.99 per diluted share in the prior year.3,4

Compensation expense of $3.7 billion compared with $5.1 billion a year ago. Results for the current quarter include severance expense of $155 million,9 while results for the prior period included compensation deferral expense adjustments of approximately $1.1 billion.8  Excluding these items, compensation expense decreased year over year reflecting disciplined compensation management.

Non-compensation expenses of $2.6 billion decreased from $5.6 billion a year ago.  Excluding $3.1 billion of litigation costs related to residential mortgage and credit crisis matters in the prior year period,8 non-compensation expenses were $2.6 billion compared with $2.5 billion a year ago.

The annualized return on average common equity was 4.4 percent in the current quarter, or 4.9 percent excluding DVA.1,10

As of December 31, 2015, the Firm estimates its pro forma fully phased-in Common Equity Tier 1 risk-based capital and Supplementary Leverage ratios to be approximately 14.1% and 5.8%, respectively.11,12,13

Summary of Firm Results
(dollars in millions)

	As Reported		Excluding DVA 4
	Net	Net Income	Net	Net Income
	Revenue (a)	App. to MS (b)	Revenue (a)	App. to MS (b)
4Q 2015	$7,738	$908	$7,862	$986
3Q 2015	$7,767	$1,018	$7,332	$740
4Q 2014	$7,764	$(1,630)	$7,541	$(1,775)

a)	Revenues in 4Q 2014 included a pre-tax charge of $468 million related to the initial implementation of FVA.
b)
Net income applicable to Morgan Stanley in 4Q 2014 included litigation costs of $2.9 billion (after-tax), compensation deferral expense adjustments of $781 million (after-tax), FVA charge of $338 million (after-tax) and a net discrete tax benefit of $1,380 million.

Fourth Quarter Business Overview

●
Institutional Securities net revenues, excluding DVA were $3.5 billion reflecting continued strength in Equity sales and trading, solid results in Investment Banking and continued weakness in Fixed Income & Commodities sales and trading.14

●	Wealth Management net revenues were $3.8 billion and pre-tax margin was 20%.6 Fee based asset flows for the quarter were $11.4 billion.

●	Investment Management reported net revenues of $621 million with assets under management or supervision of $406 billion.

James P. Gorman, Chairman and Chief Executive Officer, said, “A strong overall performance in the first half of the year was impacted by difficult market conditions in the second half that dampened trading activity.  In the fourth quarter we took action to meaningfully restructure our Fixed Income business on a capital and expense basis.  We enter 2016 with a continued focus on managing expenses across the Firm and driving up returns for our shareholders.”

FOURTH QUARTER RESULTS

Summary of Institutional Securities Results
(dollars in millions)

	As Reported		Excluding DVA 14
	Net	Pre-Tax	Net	Pre-Tax
	Revenue (a)	Income (a)	Revenue (a)	Income (a)
4Q 2015	$3,419	$548	$3,543	$672
3Q 2015	$3,904	$688	$3,469	$253
4Q 2014	$3,430	$(3,661)	$3,207	$(3,884)

a)
Pre-tax income in 4Q 2014 included litigation costs of $3.1 billion, compensation deferral expense adjustments of $904 million and a charge (negative revenues) of $468 million related to the initial implementation of FVA.

INSTITUTIONAL SECURITIES

Institutional Securities reported pre-tax income from continuing operations of $548 million compared with a pre-tax loss of $3.7 billion in the fourth quarter of last year.  Results for the prior year quarter included litigation costs related to residential mortgage and credit crisis related matters, compensation deferral expense adjustments and a charge related to the initial incorporation of funding valuation adjustments (FVA).8  Net revenues for both the current and prior year quarters were $3.4 billion.  DVA resulted in negative revenues of $124 million in the current quarter compared with positive revenues of $223 million a year ago. Excluding DVA and the FVA charge in the prior year quarter, net revenues of $3.5 billion for the current quarter decreased from $3.7 billion a year ago.1,14  The following discussion for sales and trading excludes DVA in both periods and the prior year FVA charge.

●
Advisory revenues of $516 million increased from $488 million a year ago on higher levels of M&A activity.  Equity underwriting revenues of $352 million were relatively unchanged from the prior year quarter.  Fixed income underwriting revenues of $346 million decreased from $462 million in the prior year quarter reflecting lower non-investment grade bond and loan fees.

●	Equity sales and trading net revenues of $1.8 billion increased from $1.6 billion from a year ago reflecting higher results across products and regions.15

●	Fixed Income & Commodities sales and trading net revenues of $550 million decreased from $599 million a year ago reflecting challenging market conditions and lower results in securitized products.8,15

●	Other sales and trading net losses of $103 million compared with losses of $37 million a year ago primarily reflecting lower revenues associated with corporate lending activity.

●
Other revenues were $31 million compared with $161 million a year ago, primarily reflecting lower results in our Japanese joint venture Mitsubishi UFJ Morgan Stanley Securities Co., Ltd., mark-to-market losses on loans and commitments and the absence of a commodities related gain in the prior year period.

●
Compensation expense of $1.2 billion9 decreased from $2.4 billion in the prior year quarter. The prior year quarter included expense adjustments related to changes in discretionary incentive compensation deferrals.8  Excluding the prior year compensation deferral expense adjustments, compensation expenses of $1.2 billion decreased from $1.5 billion a year ago reflecting disciplined compensation management.

●
Non-compensation expenses of $1.6 billion for the current quarter decreased from $4.7 billion a year ago. Excluding $3.1 billion of litigation costs associated with residential mortgage and credit crisis related matters in the prior year period,8 non-compensation expenses were relatively unchanged year over year.

●
Morgan Stanley’s average trading Value-at-Risk (VaR) measured at the 95% confidence level was $46 million compared with $53 million in the third quarter of 2015 and $47 million in the fourth quarter of the prior year.16

Summary of Wealth Management Results (dollars in millions)

	Net	Pre-Tax
	Revenues	Income (a)
4Q 2015	$3,751	$768
3Q 2015	$3,640	$824
4Q 2014	$3,804	$736

a)	Pre-tax income in 4Q 2014 included compensation deferral expense adjustments of $88 million.

WEALTH MANAGEMENT

Wealth Management reported pre-tax income from continuing operations of $768 million compared with $736 million in the fourth quarter of last year.  The quarter’s pre-tax margin was 20%, or 21% excluding severance costs.6,9  Net revenues for the current quarter were $3.8 billion.

●	Asset management fee revenues of $2.1 billion were essentially unchanged from a year ago, reflecting the impact of lower markets offset by positive flows.

●	Transactional revenues17 of $861 million decreased from $976 million a year ago primarily reflecting lower commission revenues and lower levels of new issue activity.

●
Net interest income of $779 million increased from $625 million a year ago on higher deposit and loan balances.  Wealth Management client liabilities were $64 billion at quarter end, an increase of $13 billion compared with the prior year quarter.18

●
Compensation expense for the current quarter of $2.1 billion9 compared with $2.3 billion a year ago. The prior year quarter included compensation deferral expense adjustments of $88 million.8  Excluding the prior year compensation adjustments, compensation expenses of $2.1 billion decreased from $2.2 billion a year ago on lower revenues.

●	Non-compensation expenses of $837 million increased from $777 million a year ago on higher professional services costs.

●	Total client assets were $2.0 trillion and client assets in fee based accounts were $795 billion at quarter end. Fee based asset flows for the quarter were $11.4 billion.

●	Wealth Management representatives of 15,889 produced average annualized revenue per representative of $947,000 in the current quarter.

Summary of Investment Management Results (dollars in millions)

	Net	Pre-Tax
	Revenues	Income (a)
4Q 2015	$621	$123
3Q 2015	$274	$(38)
4Q 2014	$588	$(6)

a)	Pre-tax income in 4Q 2014 included compensation deferral expense adjustments of $145 million.

INVESTMENT MANAGEMENT

Investment Management reported a pre-tax income from continuing operations of $123 million compared with a pre-tax loss of $6 million in the fourth quarter of last year. The prior year quarter included expense adjustments of $145 million related to changes in discretionary incentive compensation deferrals.8

●
Net revenues of $621 million increased from $588 million in the prior year primarily reflecting higher results in the Merchant Banking and Real Estate Investing business, partly offset by lower results in Traditional Asset Management.

●
Compensation expense for the current quarter of $278 million9 compared with $381 million a year ago.8  Excluding the prior year compensation deferral expense adjustments, compensation expenses of $278 million increased from $236 million in the prior year quarter primarily due to an increase in the fair value of deferred compensation plan referenced investments.

●	Assets under management or supervision at December 31, 2015 were $406 billion.

FULL YEAR RESULTS

Full year net revenues were $35.2 billion compared with $34.3 billion a year ago.  Net income applicable to Morgan Stanley for the current year was $6.1 billion, or $2.90 per diluted share, compared with net income of $3.5 billion, or $1.60 per diluted share, a year ago.7  The current year included approximately $564 million, or $0.29 per diluted share, of net discrete tax benefits compared with approximately $2.2 billion, or $1.13 per diluted share, of net discrete tax benefits in the prior year.8  The prior year also included litigation costs of $3.1 billion in the fourth quarter, or a loss of $1.47 per diluted share, compensation deferral expense adjustments of approximately $1.1 billion or a loss of $0.39 per diluted share and a funding valuation adjustment charge of $468 million or a loss of $0.17 per diluted share.8

Results for the year included positive revenue related to DVA of $618 million, compared with revenue of $651 million a year ago.  Excluding DVA, net revenues for the current year were $34.5 billion compared with $33.6 billion a year ago and net income applicable to Morgan Stanley was $5.7 billion, or $2.70 per diluted share, compared with net income of $3.0 billion, or $1.39 per diluted share, a year ago.2,3,4

The Firm’s compensation expense of $16.0 billion9 for the current year decreased from $17.8 billion a year ago, which included approximately $1.1 billion related to the changes in discretionary incentive compensation deferrals.8  Non-compensation expenses of $10.6 billion decreased from $12.9 billion a year ago driven by lower litigation costs.8

The return on average common equity was 8.5 percent for the full year ended 2015, or 7.8 percent excluding DVA.10

Summary of Firm Results
(dollars in millions)

	As Reported		Excluding DVA 4
	Net	Net Income	Net	Net Income
	Revenues	App. To MS	Revenues	App. To MS
FY 2015	$35,155	$6,127	$34,537	$5,728
FY 2014	$34,275	$3,467	$33,624	$3,049

Summary of Segment Results
(dollars in millions)

	As Reported				Excluding DVA 14
	Net		Pre-Tax		Net		Pre-Tax
	Revenues (a)		Income (b)		Revenues (a)		Income (b)
	FY 2015	FY 2014	FY 2015	FY 2014	FY 2015	FY 2014	FY 2015	FY 2014
Institutional Securities	$17,953	$16,871	$4,671	$(58)	$17,335	$16,220	$4,053	$(709)
Wealth Management	$15,100	$14,888	$3,332	$2,985	$15,100	$14,888	$3,332	$2,985
Investment Management	$2,315	$2,712	$492	$664	$2,315	$2,712	$492	$664

a)	2014 Institutional Securities revenues included a pre-tax charge of $468 million related to the initial implementation of FVA.
b)	2014 Institutional Securities pre-tax income included 4Q 2014 litigation costs of $3.1 billion.

INSTITUTIONAL SECURITIES

Institutional Securities reported pre-tax income from continuing operations of $4.7 billion compared with a pre-tax loss of $58 million a year ago.  Net revenues for the current year were $18.0 billion compared with $16.9 billion a year ago.  Net revenues for the prior year included the impact of a pre-tax charge of approximately $468 million related to the initial incorporation of FVA into the fair value measurements of certain over-the-counter derivatives.8  DVA resulted in positive revenue of $618 million in the current year compared with revenue of $651 million a year ago.

Excluding DVA and the FVA charge in the prior year, net revenues for the current year were $17.3 billion compared with $16.7 billion a year ago.8,14 Compensation expense of $6.5 billion9 compared with $7.8 billion a year ago which included compensation deferral expense adjustments of $904 million.8  Excluding DVA, the compensation to net revenue ratio for the current year was 37%,19 reflecting disciplined compensation management. Non-compensation expenses of $6.8 billion decreased from $9.1 billion a year ago on lower litigation related costs.8

WEALTH MANAGEMENT

Wealth Management reported pre-tax income from continuing operations of $3.3 billion compared with $3.0 billion a year ago.  Net revenues for the current year were $15.1 billion compared with $14.9 billion a year ago.  The year’s pre-tax margin was 22%.6 Compensation expense was $8.6 billion9 compared with $8.8 billion a year ago.8  Non-compensation expenses of $3.2 billion increased from $3.1 billion a year ago.

INVESTMENT MANAGEMENT

Investment Management reported pre-tax income from continuing operations of $492 million compared with $664 million a year ago.  Net revenues of $2.3 billion decreased from $2.7 billion a year ago primarily reflecting lower investment revenues in the Merchant Banking and Real Estate Investing business.  Compensation expense was $954 million9 compared with $1.2 billion a year ago.8  Non-compensation expenses of $869 million compared with $835 million a year ago.

CAPITAL

As of December 31, 2015, the Firm’s Common Equity Tier 1 and Tier 1 risk-based capital ratios under U.S. Basel III Advanced Approach transitional provisions were approximately 15.4% and 17.3%, respectively.11

As of December 31, 2015, the Firm estimates its pro forma fully phased-in Common Equity Tier 1 risk-based capital ratio (under U.S. Basel III Advanced Approach) and pro forma fully phased-in Supplementary Leverage Ratio to be approximately 14.1% and 5.8%, respectively11,12,13

At December 31, 2015, book value and tangible book value per common share were $35.24 and $30.26,20 respectively, based on approximately 1.9 billion shares outstanding.

OTHER MATTERS

The effective tax rate from continuing operations for the current quarter was 34.5%, reflecting an increase from the prior quarter due to a change in the geographic mix of earnings.  The effective tax rate from continuing operations for the full year was 25.9%.

During the quarter ended December 31, 2015, the Firm repurchased approximately $625 million of its common stock or approximately 19 million shares.  During the year ended December 31, 2015, the Firm repurchased approximately $2.1 billion of its common stock or approximately 59 million shares.

The Board of Directors declared a $0.15 quarterly dividend per share payable on February 15, 2016 to common shareholders of record on January 29, 2016.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services.  With offices in more than 43 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

NOTICE:

The information provided herein may include certain non-GAAP financial measures.  The reconciliation of such measure to the comparable GAAP figures are included in this earnings release and the Financial Supplement, both of which are available on www.morganstanley.com.

This earnings release contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of additional risks and uncertainties that may affect the future results of the Company, please see “Forward-Looking Statements” immediately preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Market Risk” in Part II, Item 7A in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 and other items throughout the Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K, including any amendments thereto.

1 Represents the change in the fair value of certain of the Firm’s long-term and short-term borrowings resulting from the fluctuation in the Firm’s credit spreads and other credit factors (Debt Valuation Adjustment, DVA).

2 From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise.  For these purposes, “GAAP” refers to generally accepted accounting principles in the United States.  The Securities and Exchange Commission (SEC) defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP.  Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to investors in order to provide them with greater transparency about, or an alternative method for assessing, our financial condition, operating results, or prospective regulatory capital requirements.  These measures are not in accordance with, or a substitute for GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable GAAP financial measure.

3 Earnings (loss) per diluted share amounts, excluding DVA are non-GAAP financial measures that the Firm considers useful for investors to allow better comparability of period-to-period operating performance.  The DVA exclusion is provided to differentiate revenues associated with Morgan Stanley borrowings, regardless of whether the impact is either positive, or negative, that result solely from fluctuations in credit spreads and other credit factors.  The reconciliation of earnings (loss) per diluted share applicable to Morgan Stanley common shareholders from a non-GAAP to GAAP basis is as follows (number of shares are presented in millions):

	4Q 2015	4Q 2014	FY 2015	FY 2014
Earnings (loss) per diluted share - Non-GAAP	$0.43	$(0.99)	$2.70	$1.39
DVA Impact	$(0.04)	$0.08	$0.20	$0.21
Earnings (loss) per diluted share - GAAP	$0.39	$(0.91)	$2.90	$1.60

Average diluted shares - GAAP	1,939	1,920	1,953	1,971

4 Net revenues, excluding DVA and net income (loss) applicable to Morgan Stanley, excluding DVA, are non-GAAP financial measures that the Firm considers useful for investors to allow for better comparability of period-to-period operating performance. The reconciliation of net revenues and net income (loss) applicable to Morgan Stanley from a non-GAAP to GAAP basis is as follows (amounts are presented in millions):

	4Q 2015	3Q 2015	4Q 2014	FY 2015	FY 2014
Firm net revenues - Non-GAAP	$7,862	$7,332	$7,541	$34,537	$33,624
DVA impact	$(124)	$435	$223	$618	$651
Firm net revenues - GAAP	$7,738	$7,767	$7,764	$35,155	$34,275

Net income (loss) applicable to MS ex. DVA - Non-GAAP	$986	$740	$(1,775)	$5,728	$3,049
DVA impact	$(78)	$278	$145	$399	$418
Net income (loss) applicable to MS - GAAP	$908	$1,018	$(1,630)	$6,127	$3,467

5 Source: Thomson Reuters – for the period of January 1, 2015 to December 31, 2015 as of January 4, 2016.

6 Pre-tax margin is a non-GAAP financial measure that the Firm considers useful for investors to assess operating performance. Pre-tax margin represents income (loss) from continuing operations before taxes divided by net revenues.

 7 Includes preferred dividends and other adjustments related to the calculation of earnings per share for the fourth quarter of 2015 and 2014 of approximately $155 million and $119 million, respectively. Includes preferred dividends and other adjustments related to the calculation of earnings per share for the years ended 2015 and 2014 of approximately $456 million and $315 million, respectively.  Refer to page 13 of Morgan Stanley’s Financial Supplement accompanying this release for the calculation of earnings per share.

8 The prior year fourth quarter included several significant items which impacted earnings as follows:

i.	Litigation costs of $3.1 billion related to residential mortgage backed securities and credit crisis related matters.

ii.
A net discrete tax benefit of approximately $1.4 billion related to a legal entity restructuring that included a change in tax status of Morgan Stanley Smith Barney Holdings LLC (MSSBH) from a partnership to a corporation, which resulted in the release of a deferred tax liability which was previously established.

iii.
Compensation expense adjustments of approximately $1.1 billion.  The compensation deferral expense adjustments were recorded in the business segments as follows: Institutional Securities: $904 million, Wealth Management: $88 million and Investment Management: $145 million. On December 1, 2014, the Firm’s Compensation, Management Development and Succession (CMDS) Committee of the Board of Directors approved an approach for awards of discretionary incentive compensation for the 2014 performance year to be granted in 2015 that would reduce the average deferral of such awards to an approximate baseline of 50%. Additionally, the CMDS Committee approved the acceleration of vesting for certain outstanding deferred cash-based incentive compensation awards.

iv.
A charge of $468 million related to the incorporation of funding valuation adjustments (FVA) into the fair value measurements of over-the-counter uncollateralized or partially collateralized derivatives, and in collateralized derivatives where the terms of the agreement do not permit the reuse of the collateral received.  The pre-tax charge of approximately $468 million represented a change in accounting estimate, of which $466 million was reflected as a reduction to Institutional Securities Fixed Income & Commodities sales and trading net revenues.

The impact to earnings per diluted share of the significant items noted above is calculated by dividing the after-tax impact of each item by the average number of diluted shares outstanding for each period noted:

	4Q 2014	FY 2014
Litigation costs	$(1.50)	$(1.47)
Net discrete tax benefit	$0.72	$0.70
Compensation deferral expense adjustments	$(0.41)	$(0.39)
FVA	$(0.18)	$(0.17)
Total Significant Items	$(1.37)	$(1.33)

In addition to the fourth quarter net discrete tax benefit noted above, there were additional tax benefits recognized during the course of 2014. Full year 2014 net discrete tax benefits aggregated to $2.2 billion, or $1.13 per diluted share.

9 The severance expense is associated with the Firm’s restructuring actions in the current quarter and is recorded in the business segments approximately as follows: Institutional Securities: $125 million, Wealth Management: $20 million and Investment Management: $10 million. After adjusting Wealth Management’s income (loss) from continuing operations by excluding the severance expense, the pre-tax margin was 21% in the fourth quarter.

10 Annualized return on average common equity (ROE) and ROE excluding DVA are non-GAAP financial measures that the Firm considers useful for investors to allow better comparability of period-to-period operating performance.  The calculation of ROE uses net income applicable to Morgan Stanley less preferred dividends as a percentage of average common equity.  To determine the ROE excluding DVA, both the numerator and denominator were adjusted to exclude this item. The reconciliation of ROE to ROE excluding DVA is as follows:

	4Q 2015	FY 2015
ROE excluding DVA	4.9%	7.8%
DVA impact	-0.5%	0.7%
ROE	4.4%	8.5%

11 As a U.S. Basel III Advanced Approach banking organization, the Firm is required to compute risk-based capital ratios using both (i) standardized approaches for calculating credit risk weighted assets (“RWAs”) and market risk RWAs (the “Standardized Approach”); and (ii) an advanced internal ratings-based approach for calculating credit risk RWAs, an advanced measurement approach for calculating operational risk RWAs, and an advanced approach for market risk RWAs calculated under Basel III (the “Advanced Approach”). To implement a provision of the Dodd-Frank Act, U.S. Basel III subjects Advanced Approach banking organizations that have been approved by their regulators to exit the parallel run, such as the Firm, to a permanent “capital floor”. Beginning on January 1, 2015, the capital floor is the lower of the capital ratios computed under the Advanced Approach or the Standardized Approach under U.S. Basel III, taking into consideration applicable transitional provisions. As of December 31, 2015, the lower ratio is represented by the U.S. Basel III Advanced Approach. These computations are preliminary estimates as of January 19, 2016 (the date of this release) and could be subject to revision in Morgan Stanley’s Annual Report on Form 10-K for the year ended December 31, 2015. The methods for calculating the Firm’s risk-based capital ratios will change through January 1, 2022 as aspects of the U.S. Basel III final rule are phased in. For information on the calculation of regulatory capital and ratios for prior periods, please refer to Part II, Item 7 "Liquidity and Capital Resources - Regulatory Requirements" in the 2014 Form 10-K and Part I, Item 2 "Liquidity and Capital Resources - Regulatory Requirements" in Morgan Stanley's Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.

12 U.S. Basel III requires the Firm to disclose information related to its supplementary leverage ratio beginning on January 1, 2015, which through to the end of 2017 will include the effects of transitional provisions. The supplementary leverage ratio will become effective as a capital standard on January 1, 2018. Specifically, beginning on January 1, 2018, the Firm must maintain a Tier 1 supplementary leverage capital buffer of at least 2% in addition to the 3% minimum supplementary leverage ratio (for a total of at least 5%), in order to avoid limitations on capital distributions, including dividends and stock repurchases, and discretionary bonus payments to executive officers. The Firm’s pro forma Supplementary Leverage Ratio estimate utilizes a fully phased-in U.S. Basel III Tier 1 capital numerator and a denominator of approximately $1.10 trillion. The Firm’s estimates are subject to risks and uncertainties that may cause actual results to differ materially from estimates based on these regulations. Further, these expectations should not be taken as projections of what the Firm’s supplementary leverage ratios or earnings, assets or exposures will actually be at future dates. See “Risk Factors” in Part I, Item 1A in the 2014 Form 10-K for a discussion of risks and uncertainties that may affect the future results of the Firm.

13 The pro forma fully phased-in Common Equity Tier 1 risk-based capital ratio and pro forma fully phased-in Supplementary Leverage Ratio are non-GAAP financial measures that the Company considers to be useful measures for evaluating compliance with new regulatory capital requirements that have not yet become effective.

14 Institutional Securities net revenues and pre-tax income (loss), excluding DVA, and excluding DVA and the initial implementation of FVA, are non-GAAP financial measures that the Firm considers useful for investors to allow for better comparability of period-to-period operating performance. The reconciliation of net revenues and pre-tax income (loss) from a non-GAAP to GAAP basis is as follows (amounts are presented in millions):

	4Q 2015	3Q 2015	4Q 2014	FY 2015	FY 2014
Net revenues - ex. DVA/FVA - Non-GAAP	$3,543	$3,469	$3,675	$17,335	$16,688
FVA impact	$0	$0	$(468)	$0	$(468)
Net revenues - ex. DVA - Non-GAAP	$3,543	$3,469	$3,207	$17,335	$16,220
DVA impact	$(124)	$435	$223	$618	$651
Net revenues - GAAP	$3,419	$3,904	$3,430	$17,953	$16,871

Pre-tax income (loss) - ex. DVA/FVA - Non-GAAP	$672	$253	$(3,416)	$4,053	$(241)
FVA impact	$0	$0	$(468)	$0	$(468)
Pre-tax income (loss) - ex. DVA Non-GAAP	$672	$253	$(3,884)	$4,053	$(709)
DVA impact	$(124)	$435	$223	$618	$651
Pre-tax income (loss) - GAAP	$548	$688	$(3,661)	$4,671	$(58)

15 Sales and trading net revenues, including Fixed Income & Commodities (FIC) and Equity sales and trading net revenues excluding DVA, and excluding DVA and the initial implementation of FVA, are non-GAAP financial measures that the Firm considers useful for investors to allow better comparability of period-to-period operating performance.  The reconciliation of sales and trading, including FIC and Equity sales and trading net revenues from a non-GAAP to GAAP basis is as follows (amounts are presented in millions):

	4Q 2015	4Q 2014	FY 2015	FY 2014
Sales & Trading - ex. DVA/FVA - Non-GAAP	$2,265	$2,189	$11,832	$10,561
FVA Impact	$0	$(468)	$0	$(468)
Sales & Trading - ex. DVA - Non-GAAP	$2,265	$1,721	$11,832	$10,093
DVA Impact	$(124)	$223	$618	$651
Sales & Trading - GAAP	$2,141	$1,944	$12,450	$10,744

FIC Sales & Trading - ex. DVA/FVA - Non-GAAP	$550	$599	$4,303	$4,261
FVA Impact	$0	$(466)	$0	$(466)
FIC Sales & Trading - ex. DVA - Non-GAAP	$550	$133	$4,303	$3,795
DVA Impact	$(90)	$161	$455	$419
FIC Sales & Trading - GAAP	$460	$294	$4,758	$4,214

Equity Sales & Trading - ex. DVA/FVA - Non-GAAP	$1,818	$1,627	$8,125	$6,905
FVA Impact	$0	$(2)	$0	$(2)
Equity Sales & Trading - ex. DVA - Non-GAAP	$1,818	$1,625	$8,125	$6,903
DVA Impact	$(34)	$62	$163	$232
Equity Sales & Trading - GAAP	$1,784	$1,687	$8,288	$7,135

16 VaR represents the loss amount that one would not expect to exceed, on average, more than five times every one hundred trading days in the Firm’s trading positions if the portfolio were held constant for a one-day period.  Further discussion of the calculation of VaR and the limitations of the Firm’s VaR methodology is disclosed in Part II, Item 7A “Quantitative and Qualitative Disclosures about Market Risk” included in the 2014 Form 10-K.  Refer to page 6 of Morgan Stanley’s Financial Supplement accompanying this release for the VaR disclosure.

17 Transactional revenues include investment banking, trading, and commissions and fee revenues.

18 Wealth Management client liabilities reflect U.S. Bank lending and broker dealer margin activity.

19 Institutional Securities full year 2015 compensation ratio of 37% is calculated based on compensation expense of $6,467 million divided by net revenues, excluding DVA of $17,335 million (net revenues of $17,953 million less positive DVA of $618 million).

20 Tangible common equity and tangible book value per common share are non-GAAP financial measures that the Firm considers to be useful measures of capital adequacy.  Tangible common equity equals common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction.  Tangible book value per common share equals tangible common equity divided by period end common shares outstanding.

MORGAN STANLEY
Quarterly Consolidated Financial Summary
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:		Twelve Months Ended		Percentage
	Dec 31, 2015	Sept 30, 2015	Dec 31, 2014	Sept 30, 2015	Dec 31, 2014	Dec 31, 2015	Dec 31, 2014	Change
Net revenues
Institutional Securities	$3,419	$3,904	$3,430	(12%)	--	$17,953	$16,871	6%
Wealth Management	3,751	3,640	3,804	3%	(1%)	15,100	14,888	1%
Investment Management	621	274	588	127%	6%	2,315	2,712	(15%)
Intersegment Eliminations	(53)	(51)	(58)	(4%)	9%	(213)	(196)	(9%)
Net revenues	$7,738	$7,767	$7,764	--	--	$35,155	$34,275	3%

Income (loss) from continuing operations before tax
Institutional Securities	$548	$688	$(3,661)	(20%)	*	$4,671	$(58)	*
Wealth Management	768	824	736	(7%)	4%	3,332	2,985	12%
Investment Management	123	(38)	(6)	*	*	492	664	(26%)
Intersegment Eliminations	0	0	0	--	--	0	0	--
Income (loss) from continuing operations before tax	$1,439	$1,474	$(2,931)	(2%)	*	$8,495	$3,591	137%

Net Income (loss) applicable to Morgan Stanley
Institutional Securities	$341	$518	$(3,440)	(34%)	*	$3,696	$(96)	*
Wealth Management	480	509	1,825	(6%)	(74%)	2,085	3,192	(35%)
Investment Management	87	(9)	(15)	*	*	346	371	(7%)
Intersegment Eliminations	0	0	0	--	--	0	0	--
Net Income (loss) applicable to Morgan Stanley	$908	$1,018	$(1,630)	(11%)	*	$6,127	$3,467	77%
Earnings (loss) applicable to Morgan Stanley common shareholders	$753	$939	$(1,749)	(20%)	*	$5,671	$3,152	80%

Financial Metrics:

Earnings per diluted share from continuing operations	$0.39	$0.48	$(0.91)	(19%)	*	$2.91	$1.61	81%
Earnings per diluted share	$0.39	$0.48	$(0.91)	(19%)	*	$2.90	$1.60	81%

Earnings per diluted share from continuing operations excluding DVA	$0.43	$0.34	$(0.98)	26%	*	$2.71	$1.39	95%
Earnings per diluted share excluding DVA	$0.43	$0.34	$(0.99)	26%	*	$2.70	$1.39	94%

Return on average common equity from continuing operations	4.5%	5.6%	*			8.5%	4.9%
Return on average common equity	4.4%	5.6%	*			8.5%	4.8%

Return on average common equity from continuing operations excluding DVA	4.9%	3.9%	*			7.8%	4.1%
Return on average common equity excluding DVA	4.9%	3.9%	*			7.8%	4.1%

Notes:	-	Refer to End Notes and Definition of Performance Metrics and GAAP to Non-GAAP Measures on pages 14-16 from the Financial Supplement for additional information related to the calculation of the financial metrics.

MORGAN STANLEY
Quarterly Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Twelve Months Ended		Percentage
	Dec 31, 2015	Sept 30, 2015	Dec 31, 2014	Sept 30, 2015	Dec 31, 2014	Dec 31, 2015	Dec 31, 2014	Change
Revenues:
Investment banking	$1,310	$1,313	$1,456	--	(10%)	$5,594	$5,948	(6%)
Trading	1,465	2,026	1,451	(28%)	1%	10,114	9,377	8%
Investments	133	(119)	112	*	19%	541	836	(35%)
Commissions and fees	1,095	1,115	1,235	(2%)	(11%)	4,554	4,713	(3%)
Asset management, distribution and admin. fees	2,611	2,732	2,684	(4%)	(3%)	10,766	10,570	2%
Other	87	(62)	223	*	(61%)	493	1,096	(55%)
Total non-interest revenues	6,701	7,005	7,161	(4%)	(6%)	32,062	32,540	(1%)

Interest income	1,514	1,451	1,436	4%	5%	5,835	5,413	8%
Interest expense	477	689	833	(31%)	(43%)	2,742	3,678	(25%)
Net interest	1,037	762	603	36%	72%	3,093	1,735	78%
Net revenues	7,738	7,767	7,764	--	--	35,155	34,275	3%
Non-interest expenses:
Compensation and benefits	3,650	3,437	5,104	6%	(28%)	16,016	17,824	(10%)

Non-compensation expenses:
Occupancy and equipment	348	341	364	2%	(4%)	1,382	1,433	(4%)
Brokerage, clearing and exchange fees	457	485	468	(6%)	(2%)	1,892	1,806	5%
Information processing and communications	467	447	404	4%	16%	1,767	1,635	8%
Marketing and business development	194	158	186	23%	4%	681	658	3%
Professional services	638	576	611	11%	4%	2,298	2,117	9%
Other	545	849	3,558	(36%)	(85%)	2,624	5,211	(50%)
Total non-compensation expenses	2,649	2,856	5,591	(7%)	(53%)	10,644	12,860	(17%)

Total non-interest expenses	6,299	6,293	10,695	--	(41%)	26,660	30,684	(13%)

Income (loss) from continuing operations before taxes	1,439	1,474	(2,931)	(2%)	*	8,495	3,591	137%
Income tax provision / (benefit) from continuing operations	496	423	(1,353)	17%	*	2,200	(90)	*
Income (loss) from continuing operations	943	1,051	(1,578)	(10%)	*	6,295	3,681	71%
Gain (loss) from discontinued operations after tax	(7)	(2)	(8)	*	13%	(16)	(14)	(14%)
Net income (loss)	$936	$1,049	$(1,586)	(11%)	*	$6,279	$3,667	71%
Net income applicable to nonredeemable noncontrolling interests	28	31	44	(10%)	(36%)	152	200	(24%)
Net income (loss) applicable to Morgan Stanley	908	1,018	(1,630)	(11%)	*	6,127	3,467	77%
Preferred stock dividend / Other	155	79	119	96%	30%	456	315	45%
Earnings (loss) applicable to Morgan Stanley common shareholders	$753	$939	$(1,749)	(20%)	*	$5,671	$3,152	80%

Pre-tax profit margin	19%	19%	*			24%	10%
Compensation and benefits as a % of net revenues	47%	44%	66%			46%	52%
Non-compensation expenses as a % of net revenues	34%	37%	72%			30%	38%
Effective tax rate from continuing operations	34.5%	28.7%	46.2%			25.9%	*

Notes:	-	Refer to End Notes and Definition of Performance Metrics and GAAP to Non-GAAP Measures on pages 14-16 from the Financial Supplement for additional information.

MORGAN STANLEY
Quarterly Earnings Per Share
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:		Twelve Months Ended		Percentage
	Dec 31, 2015	Sept 30, 2015	Dec 31, 2014	Sept 30, 2015	Dec 31, 2014	Dec 31, 2015	Dec 31, 2014	Change

Income (loss) from continuing operations	$943	$1,051	$(1,578)	(10%)	*	$6,295	$3,681	71%
Net income applicable to nonredeemable noncontrolling interests	28	31	44	(10%)	(36%)	152	200	(24%)
Income (loss) from continuing operations applicable to Morgan Stanley	915	1,020	(1,622)	(10%)	*	6,143	3,481	76%
Less: Preferred Dividends and allocation of earnings to Participating Restricted Stock Units	155	79	119	96%	30%	456	315	45%
Income (loss) from continuing operations applicable to Morgan Stanley	760	941	(1,741)	(19%)	*	5,687	3,166	80%

Gain (loss) from discontinued operations after tax	(7)	(2)	(8)	*	12%	(16)	(14)	(14%)
Less: Gain (loss) from discontinued operations after tax applicable to noncontrolling interests	0	0	0	--	--	0	0	--
Less: Allocation of earnings to Participating Restricted Stock Units	0	0	0	--	--	0	0	--
Earnings (loss) from discontinued operations applicable to Morgan Stanley common shareholders	(7)	(2)	(8)	*	13%	(16)	(14)	(14%)

Earnings (loss) applicable to Morgan Stanley common shareholders	$753	$939	$(1,749)	(20%)	*	$5,671	$3,152	80%

Average basic common shares outstanding (millions)	1,889	1,904	1,920	(1%)	(2%)	1,909	1,924	(1%)

Earnings per basic share:
Income from continuing operations	$0.40	$0.49	$(0.91)	(18%)	*	$2.98	$1.65	81%
Discontinued operations	$-	$-	$-	--	--	$(0.01)	$(0.01)	--
Earnings per basic share	$0.40	$0.49	$(0.91)	(18%)	*	$2.97	$1.64	81%

Average diluted common shares outstanding and common stock equivalents (millions)	1,939	1,949	1,920	(1%)	1%	1,953	1,971	(1%)

Earnings per diluted share:
Income from continuing operations	$0.39	$0.48	$(0.91)	(19%)	*	$2.91	$1.61	81%
Discontinued operations	$-	$-	$-	--	--	$(0.01)	$(0.01)	--
Earnings per diluted share	$0.39	$0.48	$(0.91)	(19%)	*	$2.90	$1.60	81%

Notes:	-	Refer to End Notes and Definition of Performance Metrics and GAAP to Non-GAAP Measures on pages 14-16 from the Financial Supplement for additional information.

16